Exhibit 5.1

PROCOPIO 12544 High Bluff Drive Suite 400 San Diego, CA 92130 T. 858.720.6300 F. 619.235.0398
DEL MAR HEIGHTS Las Vegas orange county SAN DIEGO SCOTTSDALE SILICON VALLEY washington d.c.

January 12, 2024

Collective Audience, Inc.

85 Broad Street 16-079

New York, NY 10004

Re: Collective Audience, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Collective Audience, Inc., a Delaware corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 2,571,429 shares of common stock, $0.0001 par value per share (the “Shares”), of the Company, consisting of (i) 2,500,000 Shares issuable pursuant to the Company’s 2024 Equity Incentive Plan (the “Plan”), and (ii) 71,429 Shares issuable upon the exercise of a restricted stock grant (the “Inducement Award”). The Plan is subject to, and contingent upon, the Company shareholders’ approval for purposes of compliance with the Nasdaq Rule 5635(c). The Inducement Award was granted to an executive of the Company, outside of a stockholder approved equity incentive plan, as an inducement material to entry into employment of such employees with the Company, in accordance with Nasdaq Listing Rule 5635(c)(4). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectuses, other than as expressly stated herein with respect to the issuance of the Shares.

Collective Audience, Inc.

January 12, 2024

We have examined the Plan, the Registration Statement and exhibits thereto, related prospectuses, the agreements entered into in connection with the Inducement Award (the “Inducement Award Agreement”), and such corporate records, documents, instruments and certificates of the Company, and have reviewed such other documents as we have deemed relevant under the circumstances. In such examination, we have assumed, without independent investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals. As to certain questions of fact material to this opinion, we have relied, without independent investigation, upon statements or certificates of public officials and officers of the Company. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Based upon, and subject to, the foregoing, and assuming that (i) the Company reserves for issuance an adequate number of authorized and unissued shares of common stock, (ii) no awards under the Plan can be exercised until the Company has received shareholder approval, and further, in the event shareholder approval is not obtained within twelve months after the effective date of the Plan, then any awards granted under the Plan shall be void and the Company shall have no obligations with respect to any such award, in compliance with Rule 5635(c), (iii) when issued, the Shares are duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, (iv) each individual issuance, grant or award under the Plan has been duly authorized by all necessary corporate action(s) (except the requisite shareholder approval, as noted above) and is duly issued, granted or awarded and vested and settled, as applicable, in accordance with the requirements of applicable law and the Plan, (v) the Inducement Award has been duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised or vested and settled, as applicable, in accordance with the requirements of applicable law and the Inducement Award Agreement as applicable, and (vi) the consideration required to be paid in connection with the issuance and sale of Shares issuable upon exercise of options granted under the Plan is actually received by the Company as provided in the Plan, we are of the opinion that the Shares, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Procopio, Cory, Hargreaves & Savitch LLP
Procopio, Cory, Hargreaves & Savitch LLP